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

                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
                                 (In Thousands)


                                           1998      1997      1996
                                          ------   -------   -------
Basic Earnings Per Share:
Weighted average shares of
common stock outstanding:

Balance outstanding - beginning of year    8,864     8,826     7,682

Weighted average shares
issued during the year ................       39        29       633

Weighted average shares of
treasury stock acquired ...............      (84)       (9)      (77)
                                          ------    ------    ------

Weighted balance - end of year ........    8,819     8,846     8,238
                                          ======    ======    ======
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